UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No. __)*
BigBand Networks, Inc.

(Name of Issuer)
Common Stock, $0.001 par value per share

(Title of Class of Securities)
089750 50 9

(CUSIP Number)
December 31, 2007

(Date of Event Which Requires Filing of This Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☑	Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	089750 50 9	13 G	Page	2	of	16 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Broadband Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,999,748 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

12,999,748 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,999,748 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

21.49%(3)

12	TYPE OF REPORTING PERSON*

PN
(1) This Schedule 13G is filed by Broadband Fund, L.P. (“BBF”), Broadband Management, LLC (“BBM”), Redpoint Omega Associates, LLC (“ROA”), Redpoint Omega, L.P. (“RO”), Redpoint Omega, LLC (“RO LLC”), Redpoint Technology Partners A-I, L.P. (“RTP A-I”), Redpoint Technology Partners Q-I, L.P. (“RTP Q-I”), Redpoint Ventures I, L.P. (“RV I”), Redpoint, Associates I, LLC (“RA LLC”), Redpoint Ventures I, LLC (“RV I LLC,” together with BBF, BBM, ROA, RO, RO LLC, RTP A-I , RTP Q-I, RV I and RA LLC, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 328,926 shares held by BBF; (ii) 65,255 shares held by ROA; (iii) 2,307,624 shares held by RO; (iv) 283,824 shares held by RA I; (v) 141,829 shares held by RTP A-I; (vi) 887,612 shares held by RTP Q-I; and (vii) 8,984,678 shares held by RV I. BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares h eld by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I, RV I and RA LLC and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I, RV I and RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of De cember 31, 2007.
(3) The percentages set forth on the cover sheets are calculated based on 60,480,934 shares of Common Stock reported to be outstanding as of November 1, 2007 in the Issuer's most recently filed 10-Q as filed with the SEC on November 14, 2007.

CUSIP No.	089750 50 9	13 G	Page	3	of	16 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Broadband Management, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,999,748 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

12,999,748 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,999,748 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

21.49%(3)

12	TYPE OF REPORTING PERSON*

OO
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 328,926 shares held by BBF; (ii) 65,255 shares held by ROA; (iii) 2,307,624 shares held by RO; (iv) 283,824 shares held by RA I; (v) 141,829 shares held by RTP A-I; (vi) 887,612 shares held by RTP Q-I; and (vii) 8,984,678 shares held by RV I. BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares h eld by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I, RV I and RA LLC and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I, RV I and RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of De cember 31, 2007.
(3) The percentages set forth on the cover sheets are calculated based on 60,480,934 shares of Common Stock reported to be outstanding as of November 1, 2007 in the Issuer's most recently filed 10-Q as filed with the SEC on November 14, 2007.

CUSIP No.	089750 50 9	13 G	Page	4	of	16 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Redpoint Omega Associates, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,999,748 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

12,999,748 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,999,748 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

21.49%(3)

12	TYPE OF REPORTING PERSON*

OO
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 328,926 shares held by BBF; (ii) 65,255 shares held by ROA; (iii) 2,307,624 shares held by RO; (iv) 283,824 shares held by RA I; (v) 141,829 shares held by RTP A-I; (vi) 887,612 shares held by RTP Q-I; and (vii) 8,984,678 shares held by RV I. BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares h eld by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I, RV I and RA LLC and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I, RV I and RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of De cember 31, 2007.
(3) The percentages set forth on the cover sheets are calculated based on 60,480,934 shares of Common Stock reported to be outstanding as of November 1, 2007 in the Issuer's most recently filed 10-Q as filed with the SEC on November 14, 2007.

CUSIP No.	089750 50 9	13 G	Page	5	of	16 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
Redpoint Omega, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,999,748 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

12,999,748 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,999,748 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

21.49%(3)

12	TYPE OF REPORTING PERSON*

PN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 328,926 shares held by BBF; (ii) 65,255 shares held by ROA; (iii) 2,307,624 shares held by RO; (iv) 283,824 shares held by RA I; (v) 141,829 shares held by RTP A-I; (vi) 887,612 shares held by RTP Q-I; and (vii) 8,984,678 shares held by RV I. BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares h eld by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I, RV I and RA LLC and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I, RV I and RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of De cember 31, 2007.
(3) The percentages set forth on the cover sheets are calculated based on 60,480,934 shares of Common Stock reported to be outstanding as of November 1, 2007 in the Issuer's most recently filed 10-Q as filed with the SEC on November 14, 2007.

CUSIP No.	089750 50 9	13 G	Page	6	of	16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
Redpoint Omega, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,999,748 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

12,999,748 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,999,748 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

21.49%(3)

12	TYPE OF REPORTING PERSON*

OO
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 328,926 shares held by BBF; (ii) 65,255 shares held by ROA; (iii) 2,307,624 shares held by RO; (iv) 283,824 shares held by RA I; (v) 141,829 shares held by RTP A-I; (vi) 887,612 shares held by RTP Q-I; and (vii) 8,984,678 shares held by RV I. BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares h eld by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I, RV I and RA LLC and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I, RV I and RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of De cember 31, 2007.
(3) The percentages set forth on the cover sheets are calculated based on 60,480,934 shares of Common Stock reported to be outstanding as of November 1, 2007 in the Issuer's most recently filed 10-Q as filed with the SEC on November 14, 2007.

CUSIP No.	089750 50 9	13G	Page	7	of	16 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Redpoint Associates I, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,999,748 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares of Common Stock

WITH	8	SHARED DISPOSITIVE POWER

12,999,748 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,999,748 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

21.49%(3)

12	TYPE OF REPORTING PERSON *

OO
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 328,926 shares held by BBF; (ii) 65,255 shares held by ROA; (iii) 2,307,624 shares held by RO; (iv) 283,824 shares held by RA I; (v) 141,829 shares held by RTP A-I; (vi) 887,612 shares held by RTP Q-I; and (vii) 8,984,678 shares held by RV I. BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares h eld by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I, RV I and RA LLC and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I, RV I and RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of De cember 31, 2007.
(3) The percentages set forth on the cover sheets are calculated based on 60,480,934 shares of Common Stock reported to be outstanding as of November 1, 2007 in the Issuer's most recently filed 10-Q as filed with the SEC on November 14, 2007.

CUSIP No.	089750 50 8	13G	Page	8	of	16 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Redpoint Technology Partners A-I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,999,748 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

12,999,748 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,999,748 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

21.49%(3)

12	TYPE OF REPORTING PERSON *

PN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 328,926 shares held by BBF; (ii) 65,255 shares held by ROA; (iii) 2,307,624 shares held by RO; (iv) 283,824 shares held by RA I; (v) 141,829 shares held by RTP A-I; (vi) 887,612 shares held by RTP Q-I; and (vii) 8,984,678 shares held by RV I. BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares h eld by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I, RV I and RA LLC and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I, RV I and RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of De cember 31, 2007.
(3) The percentages set forth on the cover sheets are calculated based on 60,480,934 shares of Common Stock reported to be outstanding as of November 1, 2007 in the Issuer's most recently filed 10-Q as filed with the SEC on November 14, 2007.

CUSIP No.	089750 50 9	13G	Page	9	of	16 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Redpoint Technology Partners Q-I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,999,748 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

12,999,748 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,999,748 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

21.49%(3)

12	TYPE OF REPORTING PERSON *

PN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 328,926 shares held by BBF; (ii) 65,255 shares held by ROA; (iii) 2,307,624 shares held by RO; (iv) 283,824 shares held by RA I; (v) 141,829 shares held by RTP A-I; (vi) 887,612 shares held by RTP Q-I; and (vii) 8,984,678 shares held by RV I. BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares h eld by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I, RV I and RA LLC and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I, RV I and RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of De cember 31, 2007.
(3) The percentages set forth on the cover sheets are calculated based on 60,480,934 shares of Common Stock reported to be outstanding as of November 1, 2007 in the Issuer's most recently filed 10-Q as filed with the SEC on November 14, 2007.

CUSIP No. 089750 50 9	13G	Page 10 of 16 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Redpoint Ventures I, L.P

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,999,748 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

12,999,748 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,999,748 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

21.49%(3)

12	TYPE OF REPORTING PERSON *

PN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a ”group” for purposes of this Schedule 13G.
(2) Includes (i) 328,926 shares held by BBF; (ii) 65,255 shares held by ROA; (iii) 2,307,624 shares held by RO; (iv) 283,824 shares held by RA I; (v) 141,829 shares held by RTP A-I; (vi) 887,612 shares held by RTP Q-I; and (vii) 8,984,678 shares held by RV I. BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares h eld by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I, RV I and RA LLC and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I, RV I and RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of De cember 31, 2007.
(3) The percentages set forth on the cover sheets are calculated based on 60,480,934 shares of Common Stock reported to be outstanding as of November 1, 2007 in the Issuer's most recently filed 10-Q as filed with the SEC on November 14, 2007.

CUSIP No. 089750 50 9	13G	Page 11 of 16 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Redpoint Ventures I, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,999,748 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

12,999,748 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,999,748 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

21.49%(3)

12	TYPE OF REPORTING PERSON *

OO
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 328,926 shares held by BBF; (ii) 65,255 shares held by ROA; (iii) 2,307,624 shares held by RO; (iv) 283,824 shares held by RA I; (v) 141,829 shares held by RTP A-I; (vi) 887,612 shares held by RTP Q-I; and (vii) 8,984,678 shares held by RV I. BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares h eld by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I, RV I and RA LLC and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I, RV I and RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of De cember 31, 2007.
(3) The percentages set forth on the cover sheets are calculated based on 60,480,934 shares of Common Stock reported to be outstanding as of November 1, 2007 in the Issuer's most recently filed 10-Q as filed with the SEC on November 14, 2007.

Introductory Note: This Statement on Schedule 13G is filed on behalf of Broadband Fund, L.P., Broadband Management, LLC, Redpoint Omega Associates, LLC, Redpoint Omega, L.P., Redpoint Omega, LLC, Redpoint Technology Partners A-I, L.P., Redpoint Technology Partners Q-I, L.P., Redpoint Ventures I, L.P., Redpoint, Associates I, LLC and Redpoint Ventures I, LLC, in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of BigBand Networks, Inc. (the “Issuer”).
Item 1

(a)	Name of Issuer:	BigBand Networks, Inc.

(b)	Address of Issuer’s
	Principal Executive Offices:	475 Broadway Redwood City, California 94063
Item 2

(a)	Name of Person(s) Filing:

Broadband Fund, L.P. (“BBF”)
Broadband Management, LLC (“BBM”)
Redpoint Omega Associates, LLC (“ROA”)
Redpoint Omega, L.P. (“RO”)
Redpoint Omega, LLC (“RO LLC”)
Redpoint Technology Partners A-I, L.P. (“RTP A-I”)
Redpoint Technology Partners Q-I, L.P. (“RTP Q-I”)
Redpoint Ventures I, L.P. (“RV I”)
Redpoint, Associates I, LLC (“RA LLC”)
Redpoint Ventures I, LLC (“RV I LLC”)

(b)	Address of Principal Business Office:	c/o Redpoint Ventures
3000 Sand Hill Road, Building 2, Suite 290
Menlo Park, California 94025

(c)	Citizenship:

BBF	California, United States of America
BBM	Delaware, United States of America
ROA	Delaware, United States of America
RO	Delaware, United States of America
RO LLC	Delaware, United States of America
RTP A-I	Delaware, United States of America
RTP Q-I	Delaware, United States of America
RV I	Delaware, United States of America
RA LLC	Delaware, United States of America
RV I LLC	Delaware, United States of America

(d)	Title of Class of Securities:	Common Stock

(e)	CUSIP Number:	089750 50 9

Item 3	Not applicable.

Page 12 of 16 Pages

Item 4 Ownership.
The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007:

			Shared	Sole	Shared
	Shares Held	Sole Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage
Reporting Persons	Directly	Power	Power	Power	Power	Ownership	of Class(2)
BBF	328,926	0	12,999,748	0	12,999,748	12,999,748	21.49%

BBM (1)	0	0	12,999,748	0	12,999,748	12,999,748	21.49%

ROA	65,255	0	12,999,748	0	12,999,748	12,999,748	21.49%

RO	2,307,624	0	12,999,748	0	12,999,748	12,999,748	21.49%

RO LLC (1)	0	0	12,999,748	0	12,999,748	12,999,748	21.49%

RTP A-I	141,829	0	12,999,748	0	12,999,748	12,999,748	21.49%

RTP Q-I	887,612	0	12,999,748	0	12,999,748	12,999,748	21.49%

RV I	8,984,678	0	12,999,748	0	12,999,748	12,999,748	21.49%

RA LLC	283,824	0	12,999,748	0	12,999,748	12,999,748	21.49%

RV I LLC (1)	0	0	12,999,748	0	12,999,748	12,999,748	21.49%

(1)	BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares held by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I, RV I and RA LLC and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I, RV I and RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly.

(2)	The percentages set forth on the cover sheets are calculated based on 60,480,934 shares of Common Stock reported to be outstanding as of November 1, 2007 in the Issuer’s most recently filed 10-Q as filed with the SEC on November 14, 2007.
Item 5 Ownership of Five Percent or Less of a Class.
     If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:☐
Item 6 Ownership of More Than Five Percent on Behalf of Another Person.
     Not applicable.
Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.

Page 13 of 16 Pages

Item 8 Identification and Classification of Members of the Group.
     Not applicable.
Item 9 Notice of Dissolution of Group.
     Not applicable.
Item 10 Certification.
     Not applicable.

Page 14 of 16 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

BROADBAND FUND, L.P.
By its General Partner, Broadband Management, LLC

/s/ Geoffrey Y. Yang
Geoffrey Y. Yang
Manager

BROADBAND MANAGEMENT, LLC

/s/ Geoffrey Y. Yang
Geoffrey Y. Yang
Manager

REDPOINT OMEGA ASSOCIATES, LLC

/s/ Geoffrey Y. Yang
Geoffrey Y. Yang
Manager

REDPOINT OMEGA, L.P.
By its General Partner, Redpoint Omega, LLC

/s/ Geoffrey Y. Yang
Geoffrey Y. Yang
Manager

REDPOINT OMEGA, LLC

/s/ Geoffrey Y. Yang
Geoffrey Y. Yang
Manager

REDPOINT TECHNOLOGY PARTNERS A-I, L.P.
REDPOINT TECHNOLOGY PARTNERS Q-I, L.P.
REDPOINT VENTURES I, L.P.
By its General Partner, Redpoint Ventures I, LLC

/s/ Geoffrey Y. Yang
Geoffrey Y. Yang
Manager

REDPOINT ASSOCIATES I, LLC

/s/ Geoffrey Y. Yang
Geoffrey Y. Yang
Manager

REDPOINT VENTURES I, LLC

/s/ Geoffrey Y. Yang
Geoffrey Y. Yang
Manager

Exhibit(s):

A — Joint Filing Statement

page 15 of 16 page

EXHIBIT A
JOINT FILING STATEMENT
We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of BigBand Networks, Inc. is filed on behalf of each of us.
Dated: February 14, 2008

BROADBAND FUND, L.P.
By its General Partner, Broadband Management, LLC

/s/ Geoffrey Y. Yang
Geoffrey Y. Yang
Manager

BROADBAND MANAGEMENT, LLC

/s/ Geoffrey Y. Yang Geoffrey Y. Yang
Manager

REDPOINT OMEGA ASSOCIATES, LLC

/s/ Geoffrey Y. Yang
Geoffrey Y. Yang
Manager

REDPOINT OMEGA, L.P.
By its General Partner, Redpoint Omega, LLC

/s/ Geoffrey Y. Yang
Geoffrey Y. Yang
Manager

REDPOINT OMEGA, LLC

/s/ Geoffrey Y. Yang
Geoffrey Y. Yang
Manager

REDPOINT TECHNOLOGY PARTNERS A-I, L.P.
REDPOINT TECHNOLOGY PARTNERS Q-I, L.P.
REDPOINT VENTURES I, L.P.
By its General Partner, Redpoint Ventures I, LLC

/s/ Geoffrey Y. Yang
Geoffrey Y. Yang
Manager

REDPOINT ASSOCIATES I, LLC

/s/ Geoffrey Y. Yang
Geoffrey Y. Yang
Manager

REDPOINT VENTURES I, LLC

/s/ Geoffrey Y. Yang
Geoffrey Y. Yang
Manager
Page 16 of 16 Pages